Tenable Completes Acquisition of Vulcan Cyber
Expanded Tenable One Exposure Management Platform capabilities will unify security visibility, insight and action across the attack surface
COLUMBIA, Md. (February 7, 2025) — Tenable® Holdings, Inc., (“Tenable”) (Nasdaq: TENB) the exposure management company, today announced it has closed its acquisition of Vulcan Cyber Ltd., (“Vulcan Cyber”), a leading innovator in exposure management.
Vulcan Cyber’s capabilities will enhance Tenable’s industry-leading Exposure Management platform, delivering comprehensive visibility, prioritization and remediation across the entire attack surface.
“As we welcome our new team members to Tenable, we will immediately begin working on the integration process to drive expanded data insights that will better prioritize risks and simplify remediation efforts for our customers,” said Steve Vintz, Co-CEO and CFO, Tenable. “This move accelerates our exposure management vision, which we believe will set a new standard for accuracy in risk mitigation in the industry.”
With enhanced visibility, extended third-party data flows, superior risk prioritization, and automated remediation, Tenable One will consolidate and aggregate vast amounts of data into one of the most comprehensive Exposure Management platforms available on the market. This will empower organizations to confidently reduce risk across their entire environment.
Financial Outlook
Our financial outlook below reflects the impact of Vulcan Cyber.
For the first quarter of 2025, we currently expect:
•Revenue in the range of $233.0 million to $235.0 million.
•Non-GAAP income from operations in the range of $40.0 million to $42.0 million.
•Non-GAAP net income in the range of $32.0 million to $34.0 million, assuming interest income of $3.8 million, interest expense of $7.0 million and a provision for income taxes of $3.6 million.
•Non-GAAP diluted earnings per share in the range of $0.26 to $0.27.
•124.0 million diluted weighted average shares outstanding.
For the year ending December 31, 2025, we currently expect:
•Calculated current billings in the range of $1.045 billion to $1.060 billion.
•Revenue in the range of $975.0 million to $985.0 million.
•Non-GAAP income from operations in the range of $205.0 million to $215.0 million.
•Non-GAAP net income in the range of $175.0 million to $185.0 million, assuming interest income of $15.3 million, interest expense of $28.3 million and a provision for income taxes of $13.4 million.
•Non-GAAP diluted earnings per share in the range of $1.41 to $1.49.
•124.5 million diluted weighted average shares outstanding.
•Unlevered free cash flow in the range of $265.0 million to $275.0 million.
Additional Resources
•Read today’s blog post on the acquisition here.
•Request a demo of Tenable One.

About Tenable
Tenable® is the exposure management company, exposing and closing the cybersecurity gaps that erode business value, reputation and trust. The company’s AI-powered exposure management platform radically unifies security visibility, insight and action across the attack surface, equipping modern organizations to protect against attacks from IT infrastructure to cloud environments to critical infrastructure and everywhere in between. By protecting enterprises from security exposure, Tenable reduces business risk for approximately 44,000 customers around the globe. Learn more at tenable.com.
Forward-Looking Statements
This press release contains forward-looking information related to Tenable, and its acquisition of Vulcan Cyber Ltd. that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. You can generally identify forward-looking statements by the use of forward-looking terminology such as the words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. The forward-looking statements in this press release are based on Tenable’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond Tenable’s control. Forward-looking statements in this communication include, among other things, statements regarding the impact of the Vulcan Cyber acquisition on our future results of operations and financial position, statements about the potential benefits of the acquisition and product developments and other possible or assumed business strategies, potential growth opportunities, new products, potential market opportunities, and the anticipated timing of the closing of the acquisition. Risks and uncertainties include, among other things, our ability to successfully integrate Vulcan Cyber’s operations; our ability to implement our plans, expectations with respect to Vulcan Cyber’s business; our ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; disruption from the acquisition making it more difficult to maintain business and operational relationships; the inability to retain key employees; the negative effects of the consummation of the acquisition on the market price of our common stock or on our operating results; unknown liabilities; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers’ needs and rapid technological change, increased competition on our market and our ability to compete effectively, and expansion of our operations and increased adoption of our platform internationally.
Additional risks and uncertainties that could affect our financial results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other filings that we make from time to time with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
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Contact information
Investor Relations
investors@tenable.com
Media Relations
tenablepr@tenable.com

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
The following adjustments to reconcile forecasted non-GAAP income from operations, non-GAAP net income, non-GAAP earnings per share, free cash flow and unlevered free cash flow are subject to a number of uncertainties and assumptions, each of which are inherently difficult to forecast. As a result, actual adjustments and GAAP results may differ materially.

Forecasted Non-GAAP Income from Operations	Three Months Ending March 31, 2025		Year Ending December 31, 2025
(in millions)	Low	High	Low	High
Forecasted loss from operations	$(27.0)	$(25.0)	$(21.0)	$(11.0)
Forecasted stock-based compensation	55.0	55.0	195.0	195.0
Forecasted acquisition-related expenses	6.0	6.0	6.0	6.0
Forecasted amortization of acquired intangible assets	6.0	6.0	25.0	25.0
Forecasted non-GAAP income from operations	$40.0	$42.0	$205.0	$215.0

Forecasted Non-GAAP Net Income and Non-GAAP Earnings Per Share	Three Months Ending March 31, 2025		Year Ending December 31, 2025
(in millions, except per share data)	Low	High	Low	High
Forecasted net loss(1)	$(36.0)	$(34.0)	$(56.0)	$(46.0)
Forecasted stock-based compensation	55.0	55.0	195.0	195.0
Forecasted tax impact of stock-based compensation	1.0	1.0	5.0	5.0
Forecasted acquisition-related expenses	6.0	6.0	6.0	6.0
Forecasted amortization of acquired intangible assets	6.0	6.0	25.0	25.0
Forecasted non-GAAP net income	$32.0	$34.0	$175.0	$185.0

Forecasted net loss per share, diluted(1)	$(0.30)	$(0.28)	$(0.46)	$(0.38)
Forecasted stock-based compensation	0.46	0.46	1.61	1.61
Forecasted tax impact of stock-based compensation	0.01	0.01	0.04	0.04
Forecasted acquisition-related expenses	0.05	0.05	0.05	0.05
Forecasted amortization of acquired intangible assets	0.05	0.05	0.21	0.21
Adjustment to diluted earnings per share(2)	(0.01)	(0.02)	(0.04)	(0.04)
Forecasted non-GAAP earnings per share, diluted	$0.26	$0.27	$1.41	$1.49

Forecasted weighted-average shares used to compute GAAP net loss per share, diluted	120.5	120.5	121.0	121.0
Forecasted weighted-average shares used to compute non-GAAP earnings per share, diluted	124.0	124.0	124.5	124.5
________________
(1)    The forecasted GAAP net loss assumes income tax expense of $4.6 million and $18.4 million in the three months ending March 31, 2025 and year ending December 31, 2025, respectively.
(2)    Adjustment to reconcile GAAP net loss per share, which excludes potentially dilutive shares, to non-GAAP earnings per share, which includes potentially dilutive shares.

Forecasted Free Cash Flow and Unlevered Free Cash Flow	Year Ending December 31, 2025
(in millions)	Low	High
Forecasted net cash provided by operating activities	$258.0	$268.0
Forecasted purchases of property and equipment	(17.0)	(17.0)
Forecasted capitalized software development costs	(3.0)	(3.0)
Forecasted free cash flow	238.0	248.0
Forecasted cash paid for interest and other financing costs	27.0	27.0
Forecasted unlevered free cash flow	$265.0	$275.0